Exhibit 10.76
CODE SECTION 409A AMENDMENT
TO
LETTER AGREEMENT
     THIS CODE SECTION 409A AMENDMENT (the “Amendment”) is made this day — of December, 2008 by and between Tenneco Inc. (the “Company”) and Timothy E. Jackson (the “Employee”).
RECITALS
     WHEREAS, the parties hereto are parties to a Letter Agreement dated July 11, 2000, as amended by Letter Agreement dated January 5, 2007 (collectively, the “Agreement”); and
     WHEREAS, amendment of the Agreement for compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations issued thereunder now is considered desirable;
     NOW, THEREFORE, in consideration of Employee’s performance, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, effective as of the date first above written to amend the Agreement in the following particulars:
1.	By adding the following new sentence to the end of the paragraph of the Agreement captioned “Annual Bonus”:
“Your annual performance bonus, if any, shall be paid to you in a single lump sum after the end of the calendar year for which such annual performance bonus is awarded but no later than two and one-half months after the end of the calendar year for which such annual performance bonus is awarded.”
2.	By deleting the paragraph of the Agreement captioned “Perquisite Allowance” in its entirety and substituting the following:
     “Perquisite Allowance. You will receive an annual perquisite allowance of $30,000 which you may receive in either cash, perquisites, or a combination at your election, provided that such allowance shall be paid to you no later than two and one-half months after the end of the applicable calendar year.”
3.	By adding the following new sentence to the end of the paragraph of the Agreement captioned “Change in Control”:
“Notwithstanding anything to the contrary in this paragraph, the time or schedule of any payment of your outstanding awards under the Plan or any other similar benefit plan or compensation arrangement or program of the Company or its subsidiaries that provides for the ‘deferral of compensation’ (as such term is described under Section 409A of the Internal Revenue Code of 1986, as amended (the ‘Code’)), may not be accelerated except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder.”
4.	By deleting the paragraph of the Agreement captioned “Severance” in its entirety and substituting the following:
     “Severance. Subject to the provisions of paragraph 9, if your employment is terminated other than by you voluntarily or for death, disability, or non-performance of your duties, subject to your timely execution and delivery of a general release and such other documents as the Company may reasonably request: (a) you will be paid a severance benefit in an amount equal to two times the total of your then current annual base salary plus your bonus for the immediately preceding year, provided that your severance, if any, shall be paid in a lump sum within 60 days after your termination of employment; (b) subject to Board and/or Committee approval, all your outstanding awards under the Plan (or any other similar benefit plan or compensation program or arrangement of the Company or its subsidiaries) may vest and/or become exercisable on the date of your termination, provided that the time or schedule of any payment of your outstanding awards under the Plan (or any other similar benefit plan or compensation program or arrangement of the Company or its subsidiaries) that provides for the ‘deferral of compensation’ (as such term is described under Code Section 409A), may not be accelerated except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder; (c) vested stock options you hold will remain exercisable for a period of not less than 90 days from your termination (but not longer than the original expiration date of the applicable option); and (d) the Company will continue to provide to you, for one year following the date of the termination of your employment, health benefits amounting to no less than the amount of health benefits you receive at the time your employment commences. COBRA continuation coverage will begin following this one year period.”
5.	By adding the following new sentence to the end of the paragraph of the Agreement captioned “Tax Gross-Up Payment”:
“Notwithstanding anything to the contrary in this paragraph, payment of any Gross-Up Payment shall not be made later than December 31 of the year next following the year in which the excise tax imposed by Code Section 4999 is remitted to the taxing authority.”
6.	By adding the following two new paragraphs immediately at the end of the Agreement:
     “Reimbursements and In-kind Benefits. Any expense reimbursement under this Agreement which provides for the ‘deferral of compensation’ (as such term is described under Code Section 409A) shall be made promptly upon your presentation to the Company of evidence of the fees and expenses incurred by you and in all events on or before the last day of the taxable year following the taxable year in which such expense was incurred by you; and no such reimbursement or the amount of expenses eligible for reimbursement, or in-kind benefits provided, in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, except for any limit on the amount of expenses that may be reimbursed under an arrangement described in Section 105(b) of the Code. Additionally, any right to expense reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
     Code Section 409A. The parties intend that this Agreement and the benefits provided hereunder qualify for an exemption from Code Section 409A, provided, however, that if the Agreement and the benefits provided hereunder are not so exempt, they are intended to comply with Code Section 409A to the extent applicable thereto. Notwithstanding any provision of the Agreement to the contrary, the Agreement shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company intends to administer the Agreement so that the Agreement and the benefits provided hereunder are exempt from Code Section 409A or otherwise comply with the requirements of Code Section 409A, the Company does not represent or warrant that the Agreement will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to you (or any other individual claiming a benefit through you) for any tax, interest, or penalties you may owe as a result of compensation paid under the Agreement, and the Company and its subsidiaries shall have no obligation to indemnify or otherwise protect you from the obligation to pay any taxes pursuant to Code Section 409A.”
7.	Except as modified herein the Agreement shall remain in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Tenneco Inc.

By:	/s/ Richard P. Schneider

Its:	Senior Vice President - Global Administration

/s/ Timothy E. Jackson
Timothy E. Jackson

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